SUBLEASE

This Sublease ("Sublease"), dated as of April 12, 2010, is entered into by and between Interleukin Genetics, Inc., a Delaware corporation ("Sublandlord") and Kala Pharmaceuticals, Inc., a Delaware corporation ("Subtenant").

Recitals

A.           Sublandlord, as the “Tenant” thereunder, and Clematis LLC, a Massachusetts limited liability company, as the “Landlord” thereunder (referred to herein as the “Master Landlord”) are parties to that certain Commercial Lease dated February 13, 2004, as amended by that certain First Amendment to Commercial Lease dated November 18, 2008 (collectively, as amended, the “Master Lease”) pursuant to which Sublandlord leases from Master Landlord approximately 19,000 square feet of space on the third floor of the building located at 135 Beaver Street, Waltham, Massachusetts (as further described in the Master Lease, the "Premises").  A true and correct copy of the Master Lease is attached hereto as Exhibit A.

B.           Sublandlord desires to sublease that portion of the Premises shown and cross-hatched on Exhibit B (the “Subleased Premises”) to Subtenant, and Subtenant desires to sublease the Subleased Premises from Sublandlord, subject to the terms and conditions of this Sublease.

Now, Therefore, in consideration of the mutual covenants and conditions contained herein, Sublandlord and Subtenant covenant and agree as follows:

Agreement

1.           Definitions.  Capitalized terms used but not defined herein have the same meanings as they have in the Master Lease.

2.           Subleased Premises.  On and subject to the terms and conditions of this Sublease, Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises.  Sublandlord and Subtenant agree that the Subleased Premises consist of approximately 6,011 square feet and represent 31.64% of the Premises. The Base Rent set forth herein shall not be adjusted or modified if the actual square footage of the Subleased Premises varies from the square footage stipulated herein.  Subtenant shall have the right pursuant to Section 2 of the Master Lease to use in common with others entitled thereto the hallways, stairways and elevators necessary for access to the Subleased Premises and lavatories nearest thereto.

3.           Term.  The term (“Term”) of the Sublease shall commence on the date (the "Commencement Date") which is the later to occur of (i) the date that Sublandlord has received from Master Landlord written consent to this Sublease, and (ii) the date Sublandlord Substantially Completes the Demising Work (as such terms are defined in the Work Letter attached hereto as Exhibit C) and shall expire on March 31, 2013 (the “Expiration Date”) unless sooner terminated pursuant to any provision herein and subject to a 1-year extension option as provided below.  Notwithstanding anything to the contrary anywhere herein, in no event shall the Commencement Date be deemed to have occurred at any point in time that is later than the date that Subtenant takes occupancy of the Subleased Premises.

Sublandlord shall use commercially reasonable efforts to Substantially Complete the Demising Work on or before April 31, 2010.  If Sublandlord does not Substantially Complete the Demising Work on or before May 15, 2010 for any reason other than Subtenant Delay (as defined in the Work Letter) or Force Majeure (as defined below), Subtenant may terminate this Lease by written notice (“Subtenant’s Termination Notice”) to Sublandlord given on or before May 20, 2010, time being of the essence; provided, however, that if Sublandlord Substantially Completes the Demising Work on or before the date which is seven (7) days following Sublandlord’s receipt of Subtenant’s Termination Notice then Subtenant’s Termination Notice shall be null and void.  In the event Subtenant terminates the Sublease pursuant to this paragraph, the first month’s Base Rent, Security Deposit and any other amounts paid in advance by Subtenant to Sublandlord shall be returned to Subtenant within 10 business days of the date of Subtenant’s notice of termination.

As used herein “Force Majeure” shall mean shall mean any delay caused by acts of God, strikes, lockouts, labor troubles, inclement weather, governmental laws or regulations, casualty, orders or directives of any legislative, administrative or judicial body or any governmental department, public health emergencies or moratoriums resulting therefrom, inability to obtain any governmental licenses, permissions, approvals or authorizations (despite commercially reasonable pursuit of such licenses, permissions, approvals or authorizations), shortages of fuel or building materials, acts of any public utilities and other similar or dissimilar causes beyond reasonable control of Sublandlord.

Subtenant shall have the right to extend the Term of this Sublease (the “Extension Right”) for one (1) year (the “Extension Term”) on the same terms and conditions as this Sublease, other than Base Rent, which shall be $12,522.92 per month during such Extension Term.  To exercise the Extension Right, Subtenant shall give Sublandlord written notice of its election to exercise the Extension Right at least six (6) months prior, and no earlier than twelve (12) months prior, to the expiration of the original Term of this Sublease.

4.           Condition of Subleased Premises.  Subtenant has inspected the Subleased Premises and, subject only to Sublandlord’s completion of the Demising Work (as defined in the Work Letter attached hereto), accepts and agrees to accept the Subleased Premises in “as-is” and “where is” condition and with all faults, without any representation or warranty of any kind or nature whatsoever other than as expressly provided herein, or any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Subleased Premises for Subtenant’s occupancy except as set forth in the Work Letter attached hereto as Exhibit C.  Notwithstanding the foregoing, Sublandlord represents that:

           (a)           The Subleased Premises shall be delivered to Subtenant in a broom clean condition with all lab space free of hazardous materials used by Sublandlord in connection with its prior operations therein.  Sublandlord and Subtenant agree that Sublandlord has obtained the certifications attached hereto as Exhibit D1, Exhibit D2, and Exhibit D3 ..  In addition, prior to the delivery of the Subleased Premises to Subtenant, Sublandlord, at its sole cost and expense, shall obtain a certification of biological decontamination with respect to the fume hood in the Subleased Premises and shall deliver the same to Subtenant.

(b)           To the best of Sublandlord’s knowledge, the fume hood, chip tanks, and supplemental heating, ventilation and air conditioning, are in good operating condition and repair  With respect to the supplemental heating, ventilation and air conditioning, Sublandlord and Subtenant agree that Sublandlord has caused the performance of the work specified in the work orders attached hereto as Exhibit E.

(c)           Sublandlord shall cause the Demising Work to be performed in compliance with all applicable permitting requirements.

Upon the Expiration Date, Subtenant shall return the Subleased Premises to Sublandlord in the same condition in which Sublandlord is required to return the same to Master Landlord upon the expiration of the Master Lease, reasonable wear and tear, casualty and eminent domain excepted.

5.           Rent.

(a)           Base Rent.  Commencing on the Commencement Date and continuing throughout the term of this Sublease, Subtenant will pay monthly rent to Sublandlord in the following amounts ("Base Rent"):

From the Commencement Date through March 31, 2011:  $10,018.33 per month;

From April 1, 2011 through March 31, 2012:  $10,519.25 per month; and

From April 1, 2012 through March 31, 2013:  $11,020.17 per month.

(b)           Taxes and Operating Expenses.  Commencing on the Commencement Date and continuing throughout the Term of this Sublease, Subtenant will also pay to Sublandlord as additional rent an amount equal to 31.64% (“Subtenant’s Share”) of the costs payable by Sublandlord to Master Landlord with respect to the time periods within the Term of this Sublease on account of real estate taxes (“Taxes”) in excess of those payable for the Sublease Base Year (as defined below) and Operating Expenses in excess of those payable for the Sublease Base Year, which Sublease Base Year shall be (i) for Taxes, the municipal fiscal year ending June 30, 2010, and (ii) for Operating Expenses shall be the calendar year 2010.  In no event shall Subtenant be responsible for Taxes or Operating Expenses incurred by Sublandlord with respect to time periods before or after the Term of this Sublease, and partial years or months shall be prorated as provided below.   Such amounts shall be paid in twelve equal monthly installments by Subtenant to Sublandlord based on estimates provided annually by Sublandlord and shall be subject to reconciliation on an annual basis at the same time and in the same manner as the reconciliation for Taxes and Operating Expenses due under the Master Lease.

Should Subtenant require any additional service not provided by Sublandlord pursuant to this Sublease, Sublandlord may, but shall not be obligated to, furnish such additional service and Subtenant agrees to reimburse Sublandlord for its actual and reasonable out of pocket costs therefor.

(c)           Payment.  Base Rent, Taxes and Operating Expenses and any other charges due under this Sublease are collectively referred to in this Sublease as "Rent".  Rent shall be payable to Sublandlord on or before the first day of each calendar month during the term of the Sublease, except for the first calendar month for which Base Rent is paid in advance upon execution of this Sublease.  All Rent shall be paid to Sublandlord at the address specified for notice to Sublandlord herein.  If the term of this Sublease does not commence on the first day of a calendar month, Base Rent, Taxes and Operating Expenses for the first month in which the same are due shall be prorated on a daily basis based upon a thirty-day calendar month.  Subtenant’s covenant to pay Rent is and shall be independent of each and every other covenant of this Sublease.  No payment by Subtenant or receipt by Sublandlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any remedy provided in this Lease or at law.

(d)           Rent Deposit.  Upon execution of this Sublease, Subtenant shall pay to Sublandlord the sum of $10,018.33 constituting payment in advance of the first month’s Base Rent, together with the Security Deposit, as set forth in Section 7 below.

(e)           Late Charges.  Subtenant recognizes that late payment of any Rent will result in administrative expenses to Sublandlord, the extent of which additional expenses are extremely difficult and economically impractical to ascertain.  Subtenant therefore agrees that if any Rent shall not be paid when due, Subtenant shall pay to Sublandlord a late charge equal to five percent (5%) of such overdue amount.  In addition, any amount due to Sublandlord, if not paid when due, shall bear interest from the due date until paid at the rate of twelve percent (12%) per annum.

6.           Utilities.  Subtenant shall pay for all water, gas, heat, light, power, telephone, sewer and other utilities supplied and separately metered to the Subleased Premises (“Utilities”), together with any fees, surcharges and taxes thereon.  Sublandlord shall deliver the Subleased Premises to Subtenant separately metered for electricity for lights and plugs and the existing dedicated ventilation unit serving the lab area.  In the event Subtenant requires additional utilities or equipment, the installation and maintenance thereof shall be the Subtenant’s sole obligation, provided that such installation shall be subject to written consent of Sublandlord and Master Landlord.

7.           Security Deposit.  Subtenant shall deliver with executed copies of this Sublease a letter of credit (the "Letter of Credit") in the amount of $61,109.98.  The Letter of Credit shall (i) be unconditional, irrevocable, transferable, and payable to Landlord solely upon presentment by Landlord or Landlord’s agent of a sight draft in person, by courier, overnight mail, or by facsimile transmission in partial or full draws, and (ii) contain an "evergreen" provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days' prior written notice of cancellation to Landlord.  If the Letter of Credit is lost, mutilated, stolen, or destroyed, Subtenant shall cooperate with Sublandlord to have the Letter of Credit replaced.  Without limiting any of Sublandlord’s rights or remedies hereunder, if the bank issuing the Letter of Credit provides Sublandlord with a cancellation notice, Sublandlord may immediately draw upon all or any part of the Letter of Credit and Subtenant shall provide Sublandlord with a replacement letter of credit in similar form, at which time Sublandlord shall return to Subtenant any amounts drawn prior thereto and not applied in respect of any default hereunder.  Any and all fees or costs charged by the issuer in connection with the issuance, maintenance or transfer of the Letter of Credit shall be paid by Subtenant.  The Letter of Credit shall remain effective through the date that is sixty (60) days following the expiration of this Lease (including any applicable extension periods) and the delivery of possession of the Subleased Premises to Sublandlord in accordance with the provisions of this Lease.  If Subtenant defaults with respect to any provision of this Sublease, including but not limited to the provisions relating to the payment of rent, Sublandlord may, but will not be required to, draw upon all or any part of the Letter of Credit.  If any portion of the Letter of Credit is drawn upon, Subtenant will cause the Letter of Credit to be increased to the amount required as the Security Deposit under this Sublease within five (5) business days after written demand from Sublandlord.  The Letter of Credit will not operate as a limitation on any recovery to which Sublandlord may be entitled.

The initial Letter of Credit shall be in the amount of $61,109.98.  In the event Subtenant is not then in default and no prior default has occurred beyond any applicable notice and cure period and Subtenant has not assigned this Sublease in whole or in part to any entity other than a “Permitted Assignee” (as defined in Section 8, below) nor sublet the Subleased Premises in whole or in part, Subtenant may reduce the Letter of Credit to $30,054.99 on April 31, 2012.

8.           Assignments and Subletting.  Subtenant covenants and agrees that neither this Sublease nor the term hereof and leasehold hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, voluntarily, by operation of law or otherwise, and that neither the Subleased Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Subtenant, or used or occupied, or permitted to be used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Subtenant, or for any use or purposes other than as permitted hereunder, or be sublet or offered or advertised for subletting without the prior written consent of Sublandlord and Master Landlord, in each instance, which consent shall not be unreasonably withheld, conditioned or delayed with respect to a sublease but which consent may be withheld at Sublandlord’s sole discretion with respect to any assignment.  The grounds upon which Sublandlord may reasonably withhold its consent to a sublease include, but are not limited to, any one of the following: (i) the prospective sublessee’s intended use is not a permitted use; (ii) in Sublandlord’s judgment, the nature, character, operating history, class and/or standards of the prospective sublessee will not be consistent with those of Sublandlord; (iii) the financial strength and reliability of the prospective sublessee is not sufficient, in Sublandlord’s judgment, to meet all of Subtenant’s obligations to be performed under this Sublease; (iv) the sublease would result in increased wear and tear on the Subleased Premises, Premises or Building; (v) Subtenant is in default under any provision of the Sublease; (vi) the prospective sublessee is or could be a competitor of Sublandlord, and (vii) Master Landlord fails to consent to the proposed sublease or sublessee for any reason. Notwithstanding the foregoing, Subtenant shall have the right to assign this Sublease, upon prior notice to Sublandlord and without obtaining Sublandlord’s consent, to an entity (such entity being a “Permitted Assignee”) that is a successor to Subtenant in the event of a merger, consolidation or reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Subtenant, provided that such assignee agrees to assume all of the terms and conditions of this Sublease.

9.           Alterations and Improvements.  Sublandlord may withhold its consent to any request by Subtenant with respect to any proposed alterations, installments, removals, additions or improvements to any part of the Subleased Premises in Sublandlord’s sole discretion, whether or not Master Landlord has granted its approval.  Sublandlord, and by its signature below Master Landlord, each hereby consents to the installation by Subtenant of a T1 line to serve the Subleased Premises.

10.           Insurance.  Subtenant shall be responsible for insuring its personal property, tenant improvements and equipment in the amount of their full replacement value and shall maintain comprehensive general liability insurance in the amount of $2,000,000 per occurrence respecting the use and occupancy of the Subleased Premises.  Such insurance  shall name Master Landlord and Sublandlord as additional insureds.  Subtenant will provide thirty (30) days written notice before cancellation, except in the event of cancellation for non-payment of premium whereby ten (10) days advance written notice will be provided.  Subtenant shall provide Sublandlord with certificates of insurance evidencing such coverage prior to the commencement of this Sublease.

The property insurance obtained by Sublandlord, Master Landlord and Subtenant shall include a waiver of subrogation by the respective insurers and all rights base upon an assignment from its insured, against Subtenant, Sublandlord or Master Landlord, and their respective officers, directors, employees, managers, agents, invitees and contractors (each, a “Related Party”), in connection with any loss or damage thereby insured against.  Neither party nor any of its respective Related Parties shall be liable to Sublandlord, Master Landlord or Subtenant, as the case may be, for any loss or damage caused by any risk insured against under property insurance required to be maintained hereunder or under the Master Lease.  Each of Sublandlord, Subtenant, and by its signature below, Master Landlord, hereby waives any claims against the other party, and each of their respective Related Parties, for such loss or damage insured against under property insurance required to maintained hereunder or under the Master Lease. The failure of a party to insure its property in accordance with this Sublease or the Master Lease shall not void this waiver.

11.           Indemnification of the Sublandlord.  Subtenant will save Sublandlord harmless, and will exonerate and indemnify Sublandlord, from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority, except to the extent of the negligence of Sublandlord or its agents, contractors, invitees or employees:  (a) on account of or based upon any injury to person, or loss of or damage to property sustained or occurring on the Subleased Premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever (other than Sublandlord or its agents, contractors or employees); (b) on account of or based upon any injury to person or loss of or damage to property, sustained or occurring elsewhere (other than on the Subleased Premises) in or about the building or on the land or other appurtenances and facilities used in connection with the Subleased Premises, that arise out of the negligent act or omission or willful misconduct of Subtenant, its agents, employees or invitees;  (c) on account of or based upon (including monies due on account of) any work or thing whatsoever done (other than by Sublandlord or its contractors, agents or employees of either) on the Subleased Premises during the term of this Sublease and during the period of time, if any, prior to the Commencement Date that Subtenant may have been given access to the Subleased Premises; and (d) on account of or resulting from the failure of Subtenant to perform and discharge any of its covenants and obligations under this Sublease.  If Sublandlord shall be made a party of any litigation commenced by or against the Subtenant, then except to the extent of the negligence of Sublandlord or its agents, contractors, invitees or employees, the Subtenant shall protect, indemnify and hold Sublandlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by Sublandlord in connection with such litigation.  The Subtenant shall also pay all costs, expenses and reasonable legal fees that may be incurred or paid by the Sublandlord in enforcing the terms, covenants and conditions in this Sublease.

12.           Use.  Subtenant may use the Subleased Premises only for the purposes as allowed in the Master Lease, and no other purpose.  Subtenant shall neither do nor permit anything to be done which would cause a default under the Master Lease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved or vested in the Master Landlord under the Master Lease, and except to the extent that a breach or default results from the act or omission of Sublandlord or its agents, contractors or employees. Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of breach or default on the part of Subtenant, or termination or forfeiture which is the consequence of any such breach or default.

13.           Environmental Hazards  Subtenant shall not use, maintain, generate, allow or bring on the Subleased Premises or transport or dispose of, on or from the Subleased Premises (whether into the ground, into any sewer or septic system, into the air, by removal off-site or otherwise) any Hazardous Matter (as hereinafter defined), except only for Hazardous Matter of types and in quantities as are used in connection with the research occurring in the laboratories located within the Subleased Premises, provided such use and storage is in strict compliance with all applicable Environmental Requirements.  Subtenant shall inspect, use, store, generate, and dispose of all Hazardous Matter in compliance with all applicable Environmental Requirements and shall cause its agents to so comply.  Subtenant shall take all reasonable measures to prevent any third party from releasing Hazardous Matter on or in the Subleased Premises.  Subtenant shall not release, or permit to be released, on, in or from the Subleased Premises or property or in connection with Subtenant's use of the Subleased Premises any Hazardous Matter in violation of any applicable Environmental Requirements. Without limiting the foregoing, Subtenant shall obtain all necessary permits from the Massachusetts Water Resource Authority ("MWRA") if required to do so by law or regulation (including, without limitation, any necessary sewer or discharge permits) and shall strictly comply with any conditions contained in such permits.  Subtenant shall promptly deliver to Sublandlord any notices, orders or similar documents received from any governmental agency or official affecting the Subleased Premises or Premises and concerning the alleged violation of any environmental law.  Subtenant shall bear the full cost of, and be solely responsible for, carrying out its obligations under this Section.  Upon demand by Sublandlord (whether oral or written), if Hazardous Matter has been released by Subtenant or any party claiming by, through or under Subtenant, at or from the Subleased Premises or Premises Subtenant shall take all actions which are necessary to attain cleanup levels in accordance with applicable Environmental Requirements.  Subtenant will indemnify and hold Sublandlord harmless from any claims, costs or liabilities associated with Hazardous Matter existing in, on, under or about the Subleased Premises that are caused by Subtenant or Subtenant’s officers, agents, contractors, subcontractors, employees, licensees, servants, invitees, and all persons and entities claiming through any of these person or entities.  Notwithstanding anything to the contrary, Subtenant shall have no obligations hereunder with respect to any Hazardous Matter that existed in, on, under or about the Subleased Premises prior to the date of this Sublease.  Sublandlord will indemnify and hold Subtenant harmless from any claims, costs or liabilities associated with Hazardous Matter existing in, on, under or about the Subleased Premises that is caused by Sublandlord or Sublandlord’s agents, contractors, subcontractors, employees, licensees, servants, invitees, and all persons and entities claiming through any of these person or entities.

"Hazardous Matter" shall mean any substance (i) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, biological or otherwise hazardous substance which is or becomes regulated by any governmental  authority, agency, commission or instrumentality of the United States, the Commonwealth of Massachusetts or any political subdivision thereof including city or town in which the Premises are located; or (ii) which is or becomes defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"); as well as any material or substance which is or becomes defined as hazardous material or oil under M.G.L. Ch. 21E ("Chapter 21E"), Section 2 and the Massachusetts Contingency Plan, 310 CMR Part 40; or (iii) which is or becomes a pollutant regulated under the Clean Air Act, 42 U.S.C. Section 7401 et seq. and 40 CFR Parts 50 to 85 or the Massachusetts Clean Air Act, M.G.L. c. 111, Section 142 et seq. and 310 CMR Parts 6 to 8; or (iv) which is or becomes defined as "hazardous waste" below; or (v) the presence of which requires investigation or remediation under any present or future federal, state or local statute, regulation, ordinance, by-law, order, action, policy or common law; or (vi) which contains gasoline, diesel fuel, oil or other petroleum hydrocarbons; or (vii) the presence of which causes or threatens to cause a nuisance or poses or threatens to pose a hazard to the health or safety of persons on or about or adjacent to the Sublet Premises.

"Environmental Requirements" shall mean all applicable laws (including without limitation the laws and regulations referenced in this Section), common law principles pertaining to nuisance, tort, and strict liability, the provisions of any and all approvals issued by governmental bodies, and the terms of  this Sublease; in so far as such laws and regulations, orders, permits and approvals, and terms relate to the release, maintenance, use, keeping in place, or disposal of Hazardous Matter, including those pertaining to reporting, licensing, permitting, housekeeping, upgrading of equipment, health and safety of tenant's agents and other persons, investigation, remediation, and disposal; and shall include both present and future laws and regulations, orders, permits and approvals, recommendations, and rules and regulations.

14.           Parking; Signage.  Subject to the terms of the Master Lease, Sublandlord will provide 20 parking spaces for Subtenant’s non-exclusive use at no additional cost.  Subject to the terms of the Master Lease, including without limitation Maser Landlord’s consent, and the consent of Sublandlord as to the design thereof, which shall not be unreasonably withheld, conditioned, or delayed, Sublandlord will provide and install for Subtenant building standard suite signage identifying Subtenant.  Prior to occupancy, Sublandlord shall provide, or cause Master Landlord to provide, a suite number for the Subleased Premises that is separate and distinct from the suite number of Sublandlord’s remaining Premises.

15.           Right to Re- Enter.  Sublandlord reserves the right to re-enter the Subleased Premises during normal business hours to inspect the same for compliance with the terms and conditions of this Sublease and applicable laws and regulations.

16.           Personal Property.  Subtenant shall have, as appurtenant to the Subleased Premises, at no additional charge, the use of the furniture and other equipment located in the Subleased Premises and listed on Exhibit F (collectively, the “Personal Property”) during the Term.  Subtenant shall be responsible for any costs or expenses incurred by Subtenant in using or preparing the Personal Property for use.  Subtenant agrees to take all actions necessary or appropriate to ensure that the Personal Property shall be and remain personal property, and nothing in this Sublease shall be constituted as conveying to Subtenant any interest in the Personal Property other than its interest as a Subtenant.  Subtenant shall, at its expense, protect and defend the interest of Sublandlord in the Personal Property against all third party claims arising from an act or omission of Subtenant or its agents or employees; keep the Personal Property free and clear of any mortgage, security interest, pledge, lien, charge, claim, or other encumbrance (collectively, a “Lien”), except any claims or Lien arising solely through acts of Sublandlord, its agents or employees; and indemnify and defend Sublandlord against any claim, liability, loss, damage, or expense arising in connection with any Lien granted by Subtenant, its agents or employees.  The Personal Property shall be used by Subtenant only at the Premises and in the ordinary conduct of its business.  Subtenant shall, at its expense, repair and maintain the Personal Property so that it will remain in substantially the same condition as when delivered to Subtenant, reasonable wear and tear and damage by casualty or taking excepted.  In addition, Subtenant hereby assumes all other risks and liabilities, including without limitation personal injury or death and property damage, arising with respect to the Personal Property except to the extent arising from Sublandlord’s (or any agent, contractor, invitee or employee of Sublandlord) negligence willful misconduct), howsoever arising, in connection with any event occurring prior to such its return in accordance herewith.  Subtenant hereby assumes liability for, and shall pay when due, and shall indemnify and defend Sublandlord against, all fees, taxes, and governmental charges (including without limitation interest and penalties) of any nature imposed upon or in any way relating to rights granted herein to Subtenant in the Personal Property during the Term of this Sublease.  In addition, as Sublandlord is not the manufacturer or vendor of the Personal Property, it makes no other representation or warranty, express or implied, as to any matter whatsoever, including without limitation the design or condition of the Personal Property, its merchantability, durability, suitability or fitness for any particular purpose, the quality of the material or workmanship of the Personal Property, or the conformity of the Personal Property to the provisions or specifications of any purchase order relating thereto, and Sublandlord hereby disclaims any and all such representations and warranties.

17.           Incorporation of Master Lease.  This Sublease shall be subject and subordinate to all of the terms of the Master Lease.  It is the intention of Sublandlord and Subtenant that, in the event of any inconsistency or contradiction between the Sublease and the Master Lease, the terms of this Sublease shall control as between Sublandlord and Subtenant.  All of the terms and provisions of the Master Lease, except as provided below, are incorporated into and made a part of this Sublease and the rights and obligations of the parties under the Master Lease are hereby imposed upon the parties hereto with respect to the Subleased Premises.  Subtenant hereby assumes and agrees to perform for the benefit of Sublandlord and Master Landlord, during the term of this Sublease, all of Sublandlord’s obligations with respect to the Subleased Premises under the provisions of the Master Lease incorporated herein.  The following sections of the Master Lease are not incorporated herein:  1, 2, 3, 4, 5, 6, 11B, 11C, 20, 22, 23, the last clause of Section 24 entitled “Buyout Option”, Exhibit B.

18.           Master Landlord’s Services and Obligations under the Master Lease.  Notwithstanding anything in this Sublease to the contrary, Subtenant agrees that Sublandlord shall not be obligated to furnish for Subtenant any services of any nature whatsoever, including, without limitation, cleaning services, security, electrical energy and miscellaneous power services, water and other public utilities and construction of any improvements at the Subleased Premises (except as set forth in the Work Letter attached hereto), or to perform any of Master Landlord’s obligations under the Master Lease.  Sublandlord agrees, however, that if Master Landlord shall fail to provide the services or perform the obligations to be provided or performed by it pursuant to the terms of the Master Lease, or if Master Landlord shall default in the performance of any of its obligations under the Master Lease, Sublandlord shall, upon written notice from Subtenant, use commercially reasonable efforts to attempt to cause Master Landlord to perform its obligations pursuant to the terms of the Master Lease (which efforts shall under no circumstances be deemed to require Sublandlord to incur any out-of-pocket costs or expenses unless Subtenant agrees to reimburse Sublandlord for the same). Upon request of Subtenant and with respect only to loss incurred by Subtenant with respect to the Subleased Premises, Sublandlord shall assign to Subtenant any claims that Sublandlord may have against the Master Landlord for failure to provide services or make repairs to the Subleased Premises.  By its execution of the Master Landlord Consent below, Master Landlord agrees that in the event that the Master Lease is terminated, Master Landlord will recognize this Sublease as a direct lease between Master Landlord, as Sublandlord hereunder, and Subtenant, as Subtenant hereunder.

To the extent that Sublandlord obtains an abatement of its rental obligations under the Master Lease pursuant to Section 7 of the Master Lease, Subtenant shall also be entitled to an abatement of its rental obligations hereunder.

19.           Notices.  All notices permitted or required hereunder shall be in writing and (i) delivered personally, (ii) sent by U.S. Certified Mail, postage prepaid, with return receipt requested, or (iii) sent by nationally recognized overnight courier and sent to the respective parties at the notice addresses set forth below.  If sent by U.S. Certified Mail, such notice shall be considered received by the addressee on the second (2nd) business day after posting.  If sent by nationally recognized overnight courier, such notice shall be considered received by the addressee on the first (1st) business day after deposit with the courier.  Notices may be given by an agent on behalf of Sublandlord or Subtenant.

To Sublandlord:	Interleukin Genetics, Inc. 135 Beaver Street Waltham, MA 02452 Attn: Eliot M. Lurier Attn: Paul Voegelin
To Subtenant:	Prior to the Sublease Commencement Date: 135 Beaver Street Waltham, MA 02452 Attention: Chief Executive Officer

Following Sublease Commencement Date: At the Premises

20.           Required Consent.  If Subtenant desires to take any action which requires the consent or approval of Sublandlord pursuant to the terms of this Sublease or if the same were to be performed by Sublandlord would require consent of Master Landlord under the Master Lease, then prior to taking such action Subtenant shall obtain the consent of Sublandlord and Master Landlord, as may be required under this Sublease and/or the Master Lease.

21.           Brokers.  Sublandlord shall pay the broker commission or fee to Colliers Meredith & Grew and Cresa Partners pursuant to a separate agreement that may be payable as a result of this Sublease.  Both parties represent and warrant to the other that no other broker has been involved in this transaction.  Each party shall indemnify, protect, defend and hold the other party harmless from all costs and expenses (including reasonable attorneys’ fees) arising from or relating to actions in connection with any commission or fee with respect to this Sublease as a result of any misrepresentation hereunder.

22.           Condition Precedent.  The effectiveness of this Sublease is conditioned upon receipt by the parties of the written consent of the Master Landlord.

23.           Counterparts.  This Sublease may be signed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. Any signature to this Sublease transmitted via facsimile or by electronic transmission of an electronic file containing this Sublease and showing a written signature shall be deemed an original signature and be binding upon the parties hereto (it being agreed that facsimile or such other electronic file containing this Sublease and showing a written signature shall have the same force and effect as an original signature).

24.           Quiet Enjoyment.  Provided that Subtenant is not in default under this Sublease beyond applicable grace periods, Subtenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Subleased Premises against any person claiming by, through or under Sublandlord.

25.           Bill of Sale.  On the Sublease Commencement Date, Sublandlord and Subtenant shall execute and comply with the Bill of Sale attached hereto as Exhibit F.

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In Witness Whereof, the parties have executed this Sublease as of the date first written above.

Sublandlord:		Subtenant:

Interleukin Genetics, Inc., a Delaware corporation		Kala Pharmaceuticals, Inc. a Delaware corporation

By:	/s/ Eliot Lurier	By:	/s/ Robert Paull

Its:	Chief Financial Officer	Its:	CEO

Date:	April 16, 2010	Date:	April 12, 2010

MASTER LANDLORD CONSENT

This Sublease is consented to by the Master Landlord.  Master Landlord consents to the performance of the Demising Work as set forth in the Work Letter attached hereto.

Clematis LLC, a Massachusetts limited liability company

By:	/s/ Norman J. Duffy
Norman J. Duffy, President; Duffy Bros. Management Co., Inc.
Its:	Manager

Date:	April 30, 2010